Company Contact:	Investor Relations Contact:
Global Med Technologies®, Inc.	Investment Strategies, LLC
Michael I. Ruxin, M.D	Paul Short, Presidentr
Chairman and CEO	(304) 523-3252
(303) 238-2000

GLOBAL MED TECHNOLOGIES®, INC. REPORTS
RECORD Q4 AND 2005 YEAR END REVENUES

— Q4 Revenues Increased 36.8%; 2005 Revenues Over 2004 Up 62.8% —

DENVER, Colorado (March 31, 2006) – Global Med Technologies®, Inc. (OTCBB: GLOB) has reported its sixth consecutive quarter of double-digit growth. The Company posted record revenues of $3.115 million for the fourth quarter which totaled $11.204 million for the year ended December 31, 2005. Revenues increased 36.8% to $3.115 million for the three months ended December 31, 2005 compared with $2.277 million for the comparable quarter in 2004. Revenues for 2005 increased 62.8% to $11.204 million versus $6.884 million for 2004. For 2005, the Company posted a net loss of $10.819 million. During 2005, the Company recognized $10.847 million in non-cash expenses. The primary source of these non-cash charges related to a one-time charge of $9.340 million in expenses incurred as a result of the Company’s accounting for certain derivatives embedded in the Company’s Series A Convertible Preferred Stock and the related warrants in the Company’s 2005 financing.

“Global Med had its best year ever. The Company generated $10.9 million in billings and $10.5 million in receipts from its customers,” commented Global Med’s President and COO, Thomas F. Marcinek. “These numbers are up significantly from the prior year’s levels of $8.1 million in billings and $7.98 million in receipts.”

Michael I. Ruxin, M.D., Chairman and CEO of Global Med Technologies, Inc., commenting on last year’s results, stated, “Due to recent accounting interpretations at the SEC that affect the Company’s 2005 financing the Company, took a one time, non-cash charge of $9.340 million to the P&L. However, the non-GAAP results are also presented below denoting a profit of $575 thousand for 2005 if certain non-recurring charges are backed out.” Dr. Ruxin continued, “We believe that now that the financing and the one time charges are behind us, Global Med can go forward into 2006 with the potential of its continued annual double digit growth. Global Med now has a $4.9 million backlog in addition to the expected $5.5 million in maintenance revenue for 2006. With Global Med’s unencumbered balance sheet to support its robust pipeline of business, Management believes the Company is well-positioned to be profitable in 2006.”

On March 29, 2006, the Company renegotiated certain terms of its Series A Convertible Preferred Stock (“Series A”) and the related warrants with its new investors. As a result of these renegotiated terms, the Series A, which was classified as mezzanine equity until March 28, 2006, will be classified as equity as of March 29, 2006. As a result of this reclassification, shareholders equity will be increased by $9.975 million, the value of the Series A, and also by the liability associated with the derivative financial instruments which was $15.267 million as of December 31, 2005. As a result of this reclassification, the Company currently believes that its stockholders’ deficit of $25.833 million as of December 31, 2005 will be reduced to less than $1 million as of March 31, 2006.

The following tables provide certain details related to the Company’s operations for the years ended December 31, 2005 and 2004:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB)
Selected Results
Year Ended
In (000s) (Unaudited)

	December 31, 2005	December 31, 2004
Revenues	$ 11,204	$ 6,884

Operating expenses (1)	$ 7,687	$ 5,029

Summary judgment (2)	$ 1,004	—

Loss from operations	$ (870)	$ (582)

Notes receivable	$ (529)	—
allowance (3)

Financing costs, net (4)	$(9,340)	—

Net loss	$(10,819)	$ (766)

NON-GAAP RECONCILIATION SCHEDULE

The following tables represent comparisons of certain GAAP-based and non-GAAP based information.

Selected Results
Year Ended
In (000s)except per share information
(Unaudited)

	GAAP(5)	NON-GAAP(6)
	December 31, 2005	December 31, 2005
Revenues	11,204	$11,204

Summary judgment (2)	$ 1,004	—

Accelerated option vesting (7)	$ 521	—

Income (loss) from operations	$ (870)	$ 655

Notes receivable allowance (3)	$ (529)	—

Financing costs, net (4)	$(9,340)	—

Net income (loss)	$(10,819)	$ 575

The NON-GAAP schedules above exclude certain charges which the Company believes are non-recurring in nature. The Company does not believe that the summary judgment expense, the notes receivable allowance expense, the financing costs or the option acceleration expense represent charges that will be recurring. Therefore, the Company believes the preparation of a non-GAAP table that shows these charges excluded from the income statement may be helpful to investors in determining what the current year’s and future year’s results may or would look like for the Company. The Company traditionally discloses to investors in its financial statement press releases certain information related to non-recurring type revenues or expenses that have a material impact on the financial statements.

(1)	Operating expenses exclusive of summary judgment expenses.

(2)

The Company is appealing the summary judgment in a lawsuit. The $1.004 million amount represents a cash payment made by the Company to the Superior Court of the State of California in the County of El Dorado that is being held in escrow. This cash payment is composed of legal fees and costs and is not a judgment against the Company. This payment was expensed by the Company during the fourth quarter ended December 31, 2005.

(3)	During the fourth quarter, the Company created an allowance for certain notes receivables and accrued interest that were outstanding during the year.

(4)

This represents non-cash expenses and gains, on a net basis, recognized as a result of certain embedded derivatives associated with the Series A Convertible Preferred Stock and the related warrants. These expenses are non-recurring in nature.

(5)	These numbers represent GAAP-based numbers.

(6)	These numbers exclude certain charges which the Company believes will not be recurring.

(7)	Represents costs associated with accelerating the option vesting on certain options that were outstanding as of December 31, 2004.

About Global Med Technologies, Inc.

Global Med Technologies, Inc. is an international e-Health, medical information technology company, providing information management software products and services to the healthcare industry. Its Wyndgate Technologies division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year. Wyndgate’s products are being used in Canada and sub-Saharan Africa, and are being implemented in the Caribbean. Together, the SafeTrace Tx*® advanced transfusion management system and the SafeTrace® donor management system provide Vein-to-Vein® tracking from donor collection to patient transfusion.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com andwww.wyndgate.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company’s dependence upon third-party suppliers, and other risks detailed from time to time in the Company’s Form 10-KSB and other regularly filed reports. The results of operations for the quarter or year ended December 31, 2005 are not necessarily indicative of the results that may be expected for any other future period.

*Patent Pending